Exhibit 99.1

FDCTech’s Quarterly Release for the Third Quarter (FY23 Q3) Results

Compared to the previous period, the Company enhanced its technology business by 140% and 180% for the three and nine months ending September 30, 2023.

The Company reported a net income of $638,084 and $1,366,777 for the three and nine months ending September 30, 2023.

Irvine, CA: November 14, 2023, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech-driven company specializing in buying and integrating small to mid-size legacy financial services companies, today announced the following results for the three and nine months ending September 30, 2023, as compared to the corresponding period of September 30, 2022:

Three Months Highlights

●	The total revenues generated for the three months ending September 30, 2023, and 2022 were $3,646,830 and $1,530,126, an increase of 138% from the previous period.

●	The technology revenues generated for the three months ending September 30, 2023, and 2022 were $222,058 and $92,500, an increase of 140% from the previous period.

●	The gross margin generated for the three months ending September 30, 2023, and 2022 were $2,311,165 and $198,702, an increase of 1,063% from the previous period.

●	During the three months ending September 30, 2023, and 2022, the Company reported a net income and a net loss of $638,084 and $226,065, an increase of 382% from the previous period. The increase was mainly due to increased trading revenues (margin brokerage business) after the purchase price of Alchemy Markets Ltd. (Alchemy Markets, previously known as NSFX Ltd.)

Six Months Highlights

●	The total revenues generated for the nine months ending September 30, 2023, and 2022 were $6,957,666 and $4,597,097, an increase of 51% from the previous period.

●	The technology revenues generated for the nine months ending September 30, 2023, and 2022 were $696,623 and $249,00, an increase of 180% from the previous period.

●	The gross margin generated for the nine months ending September 30, 2023, and 2022 were $3,050,363 and $519,495, an increase of 487% from the previous period.

●	During the nine months ending September 30, 2023, and 2022, the Company reported a net income and a net loss of $1,366,777 and $974,984, an increase of 240% from the previous period. The increase was mainly due to increased trading revenues (margin brokerage business) after the purchase price of Alchemy Markets Ltd. (Alchemy Markets, previously known as NSFX Ltd.)

Financial Condition as of September 30, 2023

●	The cash on hand was $1,231,766 as of September 30, 2023, compared to $264,829 on December 31, 2022.

●	The working capital surplus was $2,211,389 as of September 30, 2023, compared to the working capital deficit of $550,098 on December 31, 2022.

●	The net financial assets were $3,405,065 as of September 30, 2023, compared to $1,405,835 on December 31, 2022.

This Company continued to maintain its wealth management revenue while increasing the revenue of its technology and trading business. The Company expects to add revenues from Alchemy Markets acquisitions in the fourth quarter of the fiscal year ending December 31, 2023, demonstrating its commitment to driving growth and delivering value to its investors.

The Company has engaged Farzad Advisory Limited, a UK-based global advisory firm, to assist the Company in securing lending facilities for acquisitions and uplist to a higher exchange.

Please visit our SEC filings or the Company’s website for more information on the full results and management’s plan.

AD Advisory Services Pty Ltd.

AD Advisory Services Pty Ltd. (AFSL No. 237058) is an independent specialist dealer group renowned for offering premium licensing solutions to a targeted group of education and compliance-oriented financial advisors and accountants. A dedicated team of qualified financial planners brings expertise and a commitment to servicing metropolitan and regional practices across Australia.

Alchemy Markets Ltd. (previously known as NSFX Ltd.)

Alchemy Markets (the “Company”) is a limited liability company registered under the Companies Act, Cap — 386 of the Laws of Malta, with registration number C 56519. The Malta Financial Services Authority regulates Alchemy Markets with a License Number IS/56519. Alchemy Markets is authorized to deal on its account as a Category 3 licensed entity by the MFSA, receive and transmit orders for retail and professional clients, and hold and control clients’ money and assets. Alchemy Markets provides services in the English, French, German, Italian, and Arabic markets, whereby customers can trade in currency, commodity, equity, and other derivatives in real-time.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a developer of regulatory-grade financial technology infrastructure designed to serve the future financial markets. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, CFDs, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618